Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Ilissa Miller	Jim Polson
Jaymie Scotto & Associates	Neutral Tandem
1-866-695-3629	1-866-268-4744
pr@jaymiescotto.com
Twitter: @NeutralTandem

Neutral Tandem Announces Second Quarter 2011 Financial Results

Highlights

•	Revenue of $65.1 million, an increase of 45.4% from $44.8 million in Q2’10

•	Pretax income of $12.9 million, down 3.5% from $13.4 million in Q2’10

•	Net income of $7.1 million, down 17.0% from $8.5 million in Q2’10

•	Adjusted EBITDA (as defined below) of $22.8 million, an increase of 15.0% from $19.8 million in Q2’10

•	Company now estimates it will be at the high end of full-year Revenue projections

CHICAGO, August 9, 2011 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of global interconnection services, today announced its financial results for the second quarter ended June 30, 2011.

“We are pleased with the results of our voice and Ethernet services for the quarter,” said Ed Evans, Chief Executive Officer of Neutral Tandem. “Accordingly, we now estimate that we will be at the high end of the full-year revenue projections we provided on March 14, 2011. As we look forward to the remainder of the year, we remain focused at executing on our business plan with respect to our existing service offerings, as well as building a platform for future growth by developing new services that will appeal to customers worldwide.”

Second Quarter Results

Revenue increased 45.4% to $65.1 million for the three months ended June 30, 2011, compared to $44.8 million for the three months ended June 30, 2010. The increase in second quarter 2011 revenue was primarily related to the inclusion of Tinet’s revenue in our results, as well as an increase in the number of minutes carried over our network as compared to the second quarter of 2010.

Billed minutes increased 25.5% to 32.5 billion minutes for the three months ended June 30, 2011, compared to 25.9 billion minutes for the three months ended June 30, 2010.

Network and facilities expenses for the three months ended June 30, 2011 were $26.3 million, compared to $14.6 million for the three months ended June 30, 2010. This increase was largely due to an increase in our network capacity expenses to accommodate greater traffic volumes as well as the inclusion of Tinet’s network and facilities expenses in our results for the second quarter. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $18.8 million for the three months ended June 30, 2011, compared to $12.9 million for the three months ended June 30, 2010. The increase primarily resulted from the inclusion of Tinet’s operating expenses in our results for the second quarter along with higher employee expenses, including additional headcount. Depreciation and amortization expense was $7.4 million for the three months ended June 30, 2011, compared to $4.1 million for the three months ended June 30, 2010. This increase was primarily a result of the inclusion of Tinet’s depreciation and amortization expenses in our results for the second quarter and adding equipment to our switch locations.

Income from operations for the three months ended June 30, 2011 was $12.6 million, or 19.4% of revenue, compared to $13.2 million for the three months ended June 30, 2010, or 29.5% of revenue.

Pretax income for the three months ended June 30, 2011 was $12.9 million, compared to a pretax income of $13.4 million for the three months ended June 30, 2010.

Income tax expense for the three months ended June 30, 2011 was $5.8 million, compared to $4.9 million for the three months ended June 30, 2010. The effective tax rate for the three months ended June 30, 2011 was approximately 45.3% compared to an effective tax rate of approximately 36.4% for the three months ended June 30, 2010. The difference primarily results from the local tax impact of our foreign operations.

Net income for the three months ended June 30, 2011 was $7.1 million, or $0.20 per diluted share, compared to $8.5 million, or $0.25 per diluted share, for the three months ended June 30, 2010. The decrease in net income was primarily due to increased network expense, employee expenses and depreciation expense.

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended June 30, 2011 was $22.8 million compared to $19.8 million for the three months ended June 30, 2010. Adjusted EBITDA margin, a non-GAAP financial measure, for the three months ended June 30, 2011 was 35.0%, down from 44.3% for the three months ended June 30, 2010. The decrease in Adjusted EBITDA margin was primarily related to higher network, facilities and employee expenses. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

Conference Call & Web Cast

The second quarter conference call will be held on Tuesday, August 9, 2011 at 9:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the company’s corporate web site at www.neutraltandem.com. Participants can also access the call by dialing 877-941-2332 (within the United States and Canada), or 480-629-9819 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (ET) on Friday, September 9, 2011. To access the replay, dial 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers) and enter the conference ID number: 4460161#.

Cautions Concerning Forward Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding Neutral Tandem‘s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation, including intercarrier compensation reform currently pending at the Federal Communications Commission; the effects of competition, including direct connects; the risks associated with our ability to successfully develop and market international voice services and Ethernet services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market international voice and Ethernet services; the ability to develop and provide other new services; the risk that our business and the Tinet business will not be integrated successfully; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions, including currency fluctuations; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended March 31, 2011, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. provides voice, data and video interconnection services worldwide. Neutral Tandem recently acquired Tinet, a global carrier focused on the IP Transit and Ethernet wholesale market. The acquisition combines Neutral Tandem‘s interconnection services for wireless, wireline, cable and broadband companies with Tinet‘s global IP backbone. Collectively, Neutral Tandem provides voice, IP Transit and Ethernet solutions to carriers, service providers, and content management firms worldwide. With over 100 Ethernet sites, the company is now the largest global Ethernet interconnection provider, a top 10 global IPv4 backbone provider and has a leading IPv6 network. Please visit Neutral Tandem‘s website at www.neutraltandem.com and follow us on Twitter@NeutralTandem.

For Neutral Tandem media inquiries, please contact Ilissa Miller at Jaymie Scotto & Associates +1.866.695.3629 or pr@jaymiescotto.com.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenue	$65,090	$44,757	$131,508	$89,586

Operating expense:
Network and facilities expense (excluding depreciation and amortization)	26,254	14,574	52,073	28,935
Operations	9,354	5,713	18,773	11,234
Sales and marketing	3,109	535	6,468	1,045
General and administrative	6,361	6,660	16,419	13,060
Depreciation and amortization	7,414	4,095	14,520	8,043
Gain on disposal of fixed assets	(6)	(22)	(12)	(67)

Total operating expense	52,486	31,555	108,241	62,250

Income from operations	12,604	13,202	23,267	27,336

Other (income) expense
Interest expense	—	—	—	4
Interest income	(17)	(72)	(30)	(126)
Other (income) expense	346	(86)	360	(211)
Foreign exchange gain	(622)	—	(2,385)	—

Total other income	(293)	(158)	(2,055)	(333)

Income before income taxes	12,897	13,360	25,322	27,669

Provision for income taxes	5,845	4,861	10,086	10,701

Net income	$7,052	$8,499	$15,236	$16,968

Net income per share:
Basic	$0.21	$0.26	$0.45	$0.51

Diluted	$0.20	$0.25	$0.44	$0.50

Weighted average number of shares outstanding:
Basic	33,987	33,039	34,119	33,213

Diluted	34,415	33,486	34,555	33,674

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$73,802	$106,674
Receivables	44,153	38,610
Deferred income taxes-current	1,493	1,855
Other current assets	9,217	7,647

Total current assets	128,665	154,786
Intangible assets-net	33,018	31,506
Goodwill	53,308	49,098
Property and equipment—net	80,071	77,683
Restricted cash	962	962
Other assets	2,087	1,492

Total assets	$298,111	$315,527

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,242	$13,748
Accrued liabilities:
Taxes payable	696	664
Circuit cost	12,469	10,508
Rent	1,261	1,285
Payroll and related items	4,013	3,770
Other	4,788	2,968

Total current liabilities	35,469	32,943

Other liabilities	1,270	914
Deferred income taxes-noncurrent	9,726	10,387

Total liabilities	46,465	44,244
Commitments and contingencies
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 31,393,185 shares and 33,166,242 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	31	33
Additional paid-in capital	180,221	171,343

Less treasury stock, at cost; 3,083,446 at June 30, 2011 and no shares at December 31, 2010	(50,106)	—

Accumulated other comprehensive income (loss)	4,240	(2,117)
Retained earnings	117,260	102,024

Total shareholders’ equity	251,646	271,283

Total liabilities and shareholders’ equity	$298,111	$315,527

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2011	2010

Cash Flows From Operating Activities:
Net income	$15,236	$16,968
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	14,520	8,043
Deferred income taxes	(815)	(3,456)
Gain on disposal of fixed assets	(12)	(67)
Non-cash share-based compensation	9,427	4,824
Changes in fair value of ARS	—	(923)
Changes in fair value of ARS Rights	—	712
Excess tax deficiency (benefit) associated with share-based payments	43	(101)
Changes in assets and liabilities:
Receivables	(4,612)	2,864
Other current assets	(410)	329
Other noncurrent assets	(2,784)	25
Accounts payable	(3,086)	(144)
Accrued liabilities	3,099	180
Noncurrent liabilities	272	—

Net cash flows from operating activities	30,878	29,254

Cash Flows From Investing Activities:
Purchase of equipment	(12,805)	(5,246)
Proceeds from sale of equipment	12	72
Increase in restricted cash	—	(467)
Purchase of other investment	(500)
Proceeds from the redemption of ARS	—	11,450

Net cash flows from investing activities	(13,293)	5,809

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options	160	29
Restricted shares withheld to cover employee taxes paid	(668)	—
Excess tax benefit (deficiency) associated with share-based payments	(43)	101
Payments made for repurchase of common stock	(50,106)	(9,556)
Principal payments on long-term debt	—	(235)

Net cash flows from financing activities	(50,657)	(9,661)

Effect of exchange rate changes on cash	200

Net Increase (Decrease) In Cash And Cash Equivalents	(32,872)	25,402
Cash And Cash Equivalents—Beginning	106,674	161,411

Cash And Cash Equivalents—End	$73,802	$186,813

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$—	$242
Cash paid for taxes	$9,891	$12,308

Supplemental Disclosure Of Noncash Flow Items:

Investing Activity—Accrued purchases of equipment	$4,090	$1,844

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate non-cash share-based compensation, foreign exchange gain on intercompany loans and other expenses – stock buyback . We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation, foreign exchange gain on intercompany loans and other expenses – stock buyback. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended December 31,
	2011	2010	2011	2010	2011 (1)

Net income	$7,052	$8,499	$15,236	$16,968	$30,100
Interest expense(income), net	(17)	(72)	(30)	(122)	(100)
Provision for income taxes	5,845	4,861	10,086	10,701	20,000
Depreciation and amortization	7,414	4,095	14,520	8,043	31,000

EBITDA	$20,294	$17,383	$39,812	$35,590	$81,000
Other expenses—stock buyback	330	—	330	—	—
Foreign exchange gain on intercompany loan	(677)	—	(2,622)	—	—
Non-cash share-based compensation	2,845	2,433	9,427	4,824	12,000

Adjusted EBITDA	$22,792	$19,816	$46,947	$40,414	$93,000

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release.

This reconciliation is based on the midpoint of the guidance range announced by the Company on March 14, 2011.